Exhibit 99.1

BRIGHTVIEW REPORTS THIRD QUARTER FISCAL 2020 RESULTS

Provides fourth fiscal quarter 2020 guidance of $585 million to $610 million in Total Revenue and $85 million to $89 million in Adjusted EBITDA, driven by Maintenance Services resiliency.

•	Strong Net cash provided by operating activities of $76.2 million and Free Cash Flow generation of $66.5 million.
•	Total revenue of $608.1 million compared to prior year of $657.2 million.
•	Inclusive of acquisitions, contract-based business remained at 98% of prior year.
•	Net Loss of $2.4 million and Adjusted EBITDA of $91.0 million.
•	Consolidated EBITDA margin of 15.0% versus 15.5% in the prior year quarter.
•	All branches operational with no limitations on scope of services.

BLUE BELL, PA, August 5, 2020 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the third quarter ended June 30, 2020.

“Our quarterly results highlight the resiliency of our contract-based business and reflect the positive underlying trends of our strong-on-strong acquisition strategy, cash generation and liquidity, and our on-going focus on working capital and reducing capital expenditures,” said Andrew Masterman, BrightView President and Chief Executive Officer. “Our services and results of operations continue to benefit from a designation as an essential service. Our team has done an incredible job responding to the COVID-19 crisis by prioritizing health and safety and by delivering solid results in a challenging operating environment.”

“Despite ancillary softness and project delays, COVID-19 impacts to date have been modest due to our resilient contract revenue base and our earnings have benefitted from cost management actions.  Cash generation remains exceptional, margins strong, our capex requirements are modest, and we expect our M&A pipeline to continue to be a reliable and sustainable source of revenue growth,” Masterman said.” “We expect COVID-19 impacts will be felt over the next few quarters as conditions remain fluid. That said, we believe we are in a strong position to generate near-term solid EBITDA results, continued strong cash generation and stable top line performance.”

Third Quarter Fiscal 2020 Highlights

•	Net cash provided by operating activities of $76.2 million, an increase of 71.2% compared to $44.5 million in the prior year.
•	Free Cash Flow of $66.5 million, an increase of 385.4% compared to prior year of $13.7 million.
•	Total revenue of $608.1 million; a 7.5% decrease compared to prior year of $657.2 million.
•	Maintenance revenue of $460.0 million; a 6.5% decrease compared to prior year of $492.1 million;
o	Land revenue of $454.9 million; 6.5% decrease compared to prior year of $486.4 million.
•	Development revenue of $149.1 million, a 10.3% decrease compared to prior year of $166.3 million.
•	Net Loss of $2.4 million, or $(0.02) per share, and a net loss margin of 0.4%, compared to Net Income of $31.7 million, or $0.31 per share, and a net income margin of 4.8%, in the prior year.
•	Adjusted EBITDA of $91.0 million and Adjusted EBITDA margin of 15.0%, compared to Adjusted EBITDA of $101.9 million and Adjusted EBITDA margin of 15.5% in the prior year.

Nine Months Fiscal 2020 Highlights

•	Net cash provided by operating activities of $161.9 million, an increase of 48.3% compared to $109.2 million in the prior year.
•	Free Cash Flow of $119.8 million, an increase of 208.8% compared to prior year of $38.8 million.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Adjusted Earnings per Share are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information.

•	Total Revenues for the nine months were $1,737.9 million, a 2.4% decrease compared to $1,779.9 million in the prior year.
•	Maintenance revenue of $1,295.1 million; a 4.6% decrease compared to prior year of $1,358.0 million;
o	Land revenue of $1,132.0 million; 1.7% growth compared to prior year of $1,112.6 million;
o	Snow revenue of $163.1 million; a 33.5% decrease compared to prior year of $245.4 million.
•	Development revenue of $445.5 million, a 4.9% increase compared to prior year of $424.7 million.
•	Net Loss of $35.5 million, or $(0.34) per share, and a net loss margin of 2.0%, compared to Net Income of $19.3 million, or $0.19 per share, and a net income margin of 1.1%, in the prior year.

Adjusted EBITDA of $181.6 million and Adjusted EBITDA margin of 10.4%, compared to Adjusted EBITDA of $213.1 million and Adjusted EBITDA margin of 12.0% in the prior year, with the negative variance largely driven by the decremental margins due to the lower snow revenue. “During the quarter we generated $66.5 million in Free Cash Flow, which further helped to benefit our strong liquidity” said John Feenan, BrightView Executive Vice President and Chief Financial Officer. “We continue to maintain a disciplined financial policy while remaining intensely focused on accretive transactions and paying down debt. The fundamentals of our business and our industry remain strong and our cash generation, combined with modest capital needs, will continue to drive stockholder value.”

Fiscal 2020 Results – Total BrightView

Total BrightView - Operating Highlights
	Three Months Ended June 30,			Nine Months Ended June 30,
($ in millions, except per share figures)	2020	2019	Change	2020	2019	Change
Revenue	$608.1	$657.2	(7.5%)	$1,737.9	$1,779.9	(2.4%)
Net (Loss) Income	$(2.4)	$31.7	(107.6%)	$(35.5)	$19.3	(283.9%)
Net (Loss) Income Margin	(0.4%)	4.8%	(520) bps	(2.0%)	1.1%	(310) bps
Adjusted EBITDA	$91.0	$101.9	(10.7%)	$181.6	$213.1	(14.8%)
Adjusted EBITDA Margin	15.0%	15.5%	(50) bps	10.4%	12.0%	(160) bps
Adjusted Net Income	$44.0	$47.0	(6.4%)	$56.5	$73.1	(22.7%)
(Loss) Earnings per Share, GAAP	$(0.02)	$0.31	106.5%	$(0.34)	$0.19	278.9%
Earnings per Share, Adjusted	$0.42	$0.46	(8.7%)	$0.55	$0.71	(22.5%)
Weighted average number of common shares outstanding	103.8	102.8	1.0%	103.6	102.7	0.9%

For the third quarter of fiscal 2020, total revenue decreased 7.5% to $608.1 million due to decreases in both the Maintenance Services Segment and Development Services Segment revenues. Net Loss was $2.4 million compared to Net Income of $31.7 million in the 2019 period, attributable to lower Income from operations, principally driven by an increase in non-recurring expenses and a decline in gross profit due to lower ancillary revenue, partially offset by an increase in Other income, a decrease in Interest expense and an increase in the Income tax benefit. Total Adjusted EBITDA decreased 10.7% due to a decrease in both Maintenance Services Segment Adjusted EBITDA and Development Services Segment Adjusted EBITDA, as discussed further below. The decrease in Adjusted EBITDA was partially offset by a decrease in corporate expenses of $2.1 million.

For the nine months ended June 30, 2020, total revenue decreased 2.4% to $1,737.9 million due to a decrease in Maintenance Services Segment revenues driven by meaningfully lower snowfall as compared to historical averages, partially offset by an increase in Development Services Segment revenues.  Total Adjusted EBITDA was $181.6 million, down 14.8% versus the prior year, due to a decrease in Maintenance Services Segment Adjusted EBITDA driven by the decremental margins as a result of the lower snow revenue and a decrease in Development Services Segment Adjusted EBITDA, as discussed further below. The decrease in Adjusted EBITDA was partially offset by a reduction in corporate expenses of $1.5 million.

Fiscal 2020 Results – Segments

Maintenance Services - Operating Highlights
	Three Months Ended June 30,			Nine Months Ended June 30,
($ in millions)	2020	2019	Change	2020	2019	Change
Landscape Maintenance	$454.9	$486.4	(6.5%)	$1,132.0	$1,112.6	1.7%
Snow Removal	$5.1	$5.7	(10.5%)	$163.1	$245.4	(33.5%)
Total Revenue	$460.0	$492.1	(6.5%)	$1,295.1	$1,358.0	(4.6%)
Adjusted EBITDA	$84.0	$91.1	(7.8%)	$172.9	$204.8	(15.6%)
Adjusted EBITDA Margin	18.3%	18.5%	(20) bps	13.4%	15.1%	(170) bps
Capital Expenditures	$8.0	$24.4	(67.2%)	$34.0	$54.4	(37.5%)

For the third quarter of fiscal 2020, revenue in the Maintenance Services Segment decreased 6.5% to $460.0 million. Revenues from landscape maintenance services were $454.9 million, a decrease of $31.5 million over the 2019 period, driven by a $60.1 million decrease principally due to a reduction in demand for ancillary services as a result of the COVID-19 pandemic, partially offset by a $28.6 million revenue contribution from acquired businesses.

Adjusted EBITDA for the Maintenance Services Segment in the quarter decreased 7.8% to $84.0 million, principally driven by the decrease in landscape maintenance ancillary services revenues described above. Segment Adjusted EBITDA Margin decreased 20 basis points versus the prior year, to 18.3%, in the three months ended June 30, 2020, from 18.5% in the 2019 period due to the decline in ancillary offset by overhead cost reductions.

For the nine months ended June 30, 2020, revenue in the Maintenance Services Segment decreased 4.6% to $1,295.1 million.  Revenues from snow removal services were $163.1 million, a decrease of $82.3 million over the 2019 period and revenues from landscape services were $1,132.0 million, an increase of $19.4 million over the 2019 period. The decrease in snow removal services is primarily attributable to a decreased frequency of snowfall events, the geographical distribution of the snowfall events which negatively impacted the Mid-Atlantic, Northeast, and Midwest regions, the lower volume of snowfall per event and the lower relative snowfall in the nine months ended June 30, 2020 (for our current branch structure, snowfall for the nine months ended June 30, 2020 and 2019 was 61.1% and 86.3%, respectively, of the historical 10-year average for that nine-month period). The increase in landscape services revenues was driven by a $76.8 million revenue contribution from acquired businesses, partially offset by a decrease of $55.7 million principally due to a reduction in demand for ancillary services as a result of the COVID-19 pandemic.

Adjusted EBITDA for the Maintenance Services Segment for the nine months ended June 30, 2020 decreased 15.6% to $172.9 million, with the Adjusted EBITDA Margin decreasing 170 basis points versus the prior year. The decreases in Segment Adjusted EBITDA and Adjusted EBITDA Margin were due to the decrease in net service revenues described above.

Development Services - Operating Highlights
	Three Months Ended June 30,			Nine Months Ended June 30,
($ in millions)	2020	2019	Change	2020	2019	Change
Revenue	$149.1	$166.3	(10.3%)	$445.5	$424.7	4.9%
Adjusted EBITDA	$21.1	$27.0	(21.9%)	$53.9	$55.0	(2.0%)
Adjusted EBITDA Margin	14.2%	16.2%	(200) bps	12.1%	13.0%	(90) bps
Capital Expenditures	$1.6	$3.2	(50.0%)	$9.5	$9.9	(4.0%)

For the third quarter fiscal 2020, revenue in the Development Services Segment decreased 10.3% to $149.1 million. The decrease in development services revenues was principally driven by project and construction delays related to shelter in place orders as a result of the COVID-19 pandemic.

Adjusted EBITDA for the Development Services Segment decreased 21.9% to $21.1 million in the quarter. Segment Adjusted EBITDA Margin decreased 200 basis points, to 14.2%, in the three months ended June 30, 2020, from 16.2% in the 2019 period.  The decrease in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin was due principally to the completion of certain large projects in the prior year combined with the decrease in net service revenues described above.

For the nine months ended June 30, 2020, revenues for the Development Services Segment increased 4.9% to $445.5 million.  The increase in development services revenues was driven by higher first half project volumes and a stronger first half project completion percentage compared to the prior year.

Adjusted EBITDA for the Development Services Segment decreased 2.0% to $53.9 million during the nine months ended June 30, 2020. Segment Adjusted EBITDA Margin decreased 90 basis points, to 12.1%, in the nine months ended June 30, 2020, from 13.0% in the 2019 period.  The decrease in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin was due principally to the completion of certain large projects in the prior year, partially offset by the increase in net service revenues described above.

Total BrightView Cash Flow Metrics
	Nine Months Ended June 30,
($ in millions)	2020	2019	Change
Cash Provided by Operating Activities	$161.9	$109.2	48.3%
Free Cash Flow	$119.8	$38.8	208.8%
Capital Expenditures	$45.9	$77.2	(40.5%)

Net cash provided by operating activities for the nine months ended June 30, 2020 was $161.9 million, compared to $109.2 million for the prior year. This increase was primarily due to an increase in cash provided by improvements in net working capital, including accounts payable and other operating liabilities, unbilled and deferred revenue, and an increase in cash provided by accounts receivable, partially offset by a decrease in cash provided by net income and a decrease in cash provided by other operating assets.

Free Cash Flow for the nine months ended June 30, 2020 was $119.8 million, an increase of $81.0 million versus the prior year. The increase in Free Cash Flow was due to an increase in cash flows from operating activities of $52.7 million as well as a decrease in capital expenditures of $31.3 million, partially offset by a decrease in proceeds from the sale of property and equipment of $3.0 million.

For the nine months ended June 30, 2020, capital expenditures were $45.9 million, compared with $77.2 million in the prior year. The Company also generated proceeds from the sale of property and equipment of $3.8 million and $6.8 million in the nine months of fiscal 2020 and 2019, respectively.  Net of the proceeds from the sale of property and equipment in the nine months, net capital expenditures represented 2.4% and 4.0% of revenue in the nine months of fiscal 2020 and 2019, respectively.

Total BrightView Balance Sheet Metrics
($ in millions)	June 30, 2020	September 30, 2019	June 30, 2019
Total Financial Debt[1]	$1,201.5	$1,170.2	$1,181.5
Total Cash & Equivalents	$89.9	$39.1	$10.9
Total Net Financial Debt[2]	$1,111.6	$1,131.1	$1,170.6
Total Net Financial Debt to Adjusted EBITDA ratio[3]	4.1x	3.7x	3.9x
[1]Total Financial Debt includes total long-term debt, net of original issue discount, and finance/capital lease obligations
[2]Total Net Financial Debt equals Total Financial Debt minus Total Cash & Equivalents
[3]Total Net Financial Debt to Adjusted EBITDA ratio equals Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

As of June 30, 2020, the Company’s Total Net Financial Debt was $1,111.6 million, a decrease of $59.0 million compared to $1,170.6 million as of June 30, 2019. The Company’s Total Net Financial Debt to Adjusted EBITDA ratio was 4.1x as of June 30, 2020, compared with 3.9x as of June 30, 2019.

COVID-19 Update

•	Throughout the entire country, landscape maintenance is recognized as an essential service.
•	All branches operational with no limitations on scope of services.
•	Executing downturn playbook and implementing prudent actions to preserve cash.
•	Temporarily deferring discretionary merit increases and implemented a hiring freeze.
•	Continuing to limit discretionary spending and capital expenditures.
•	Specific Health and Safety actions include:
o	Proactively communicating critical information from CDC to employees.
o	Implemented branch based social distancing and hygiene and sanitization procedures.
o	Continuing to prohibit non-essential travel and mandated work from home policies as applicable.
o	Adhering to state and local mandates and guidelines.
o	Tracking current and potential exposures, imposing quarantine measures, and assigning case workers.
o	Implemented protocols requiring face coverings.

Conference Call Information

A conference call to discuss the third quarter fiscal 2020 financial results is scheduled for August 5, 2020, at 10 a.m. EDT. The conference call and webcast can be accessed by registering online here at which time registrants will receive dial-in details and a unique conference code for entry. The news release and a live webcast of the conference will also be accessible on the company's investor website.

A replay of the call will be available from 1 p.m. EDT on August 5, 2020 to 11:59 p.m. EDT on August 12, 2020.  To access the recording, dial (800) 585-8367 or (416) 621-4642 (Conference ID 5266712).

About BrightView

BrightView is the largest provider of commercial landscaping services in the United States. Through its team of approximately 21,500 employees, BrightView provides services ranging from landscape maintenance and enhancements to tree care and landscape development for thousands of customers’ properties, including corporate and commercial properties, HOAs, public parks, hotels and resorts, hospitals and other healthcare facilities, educational institutions, restaurants and retail, and golf courses, among others. BrightView is the Official Field Consultant to Major League Baseball.

Forward Looking Statements

This press release contains forward looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this presentation, including statements regarding our industry, strategy, future operations, future liquidity and financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. The forward-looking statements contained in this presentation reflect our current views with respect to future events, and we assume no obligation to update any forward-looking statements.  Factors that could cause actual results to differ materially from those projected include, but are not limited to: the duration and extent of the novel coronavirus (COVID-19) pandemic and the impact of federal, state, and local governmental actions and customer behavior in response to the pandemic and such governmental actions, including possible additional or reinstated restrictions as a result of a resurgence of the pandemic; the risk that our Maintenance and Development operations may be deemed not to be an essential business or service in jurisdictions where we operate; customer demand for or customer cancellations or delays of work; any adverse impact on the timing and collectability of payments to us from customers as a result of the impact of COVID-19 on them; operational disruptions if a significant percentage of our workforce is unable to work or we experience labor shortages, including because of illness or travel or government restrictions in connection with the COVID-19 pandemic and delays in H2-B visa processing; the risk that we may be unable to timely obtain supplies needed to provide our services as a result of disruptions caused by the COVID-19 pandemic; contracting and challenging business, economic and financial conditions, including conditions as a result of the COVID-19 pandemic; competitive industry pressures; the failure to retain certain current customers, renew existing customer contracts and obtain new customer contracts; the failure to enter into profitable contracts, or maintaining customer contracts that are unprofitable; a determination by customers to reduce their outsourcing or use of preferred vendors; the dispersed nature of our operating structure; our ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; the seasonal nature of our landscape maintenance services; our dependence on weather conditions; increases in prices for raw materials and fuel; product shortages and the loss of key suppliers; any failure to accurately estimate the overall risk, requirements, or costs when we bid on or negotiate contracts that are ultimately awarded to us; the conditions and periodic fluctuations of real estate markets, including residential and commercial construction; our ability to retain our executive management and other key personnel; our ability to attract and retain trained workers and third-party contractors and re-employ seasonal workers; any failure to properly verify employment eligibility of our employees; subcontractors taking actions that harm our business; our recognition of future impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health and safety and transportation; environmental, health and safety laws and regulations, including regulatory costs, claims and litigation related to the use of chemicals and pesticides by employees and related third-party claims; the distraction and impact caused by litigation, of adverse litigation judgments or settlements resulting from legal proceedings; increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems; any failure to protect the security of personal information about our customers, employees and third parties; our ability to adequately protect our intellectual property; occurrence of natural disasters, pandemics, terrorist attacks or other external events; changes in generally accepted accounting principles in the United States; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements; restrictions imposed by our debt agreements that limit our flexibility in operating our business; increases in interest rates governing our variable rate indebtedness increasing the cost of servicing our substantial indebtedness including proposed changes to or elimination of LIBOR; counterparty credit worthiness risk or risk of non-performance with respect to derivative financial instruments; ownership of our common stock; and costs and requirements imposed as a result of maintaining the requirement of being a public company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended September 30, 2019 as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income”, “Adjusted Earnings per Share”, “Free Cash Flow”, Total Financial Debt”, “Total Net Financial Debt” and “Total Net Financial Debt to Adjusted EBITDA ratio”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio assist investors and in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income: We define Adjusted Net Income as net income (loss) including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings per Share: We define Adjusted Earnings per Share as Adjusted Net Income divided by the weighted average number of common shares outstanding for the period.

Free Cash Flow: We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment.

Total Financial Debt: We define Total Financial Debt as total long-term debt, net of original issue discount, and finance/capital lease obligations.

Total Net Financial Debt: We define Total Net Financial Debt as Total Financial Debt minus total cash and cash equivalents.

Total Net Financial Debt to Adjusted EBITDA ratio: We define Total Net Financial Debt to Adjusted EBITDA ratio as Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
John E. Shave, VP of Investor Relations	Fred Jacobs, VP of Communications & Public Affairs
484.567.7148	484.567.7244
John.Shave@BrightView.com	Fred.Jacobs@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in millions)*	June 30, 2020	September 30, 2019
Assets
Current assets:
Cash and cash equivalents	$89.9	$39.1
Accounts receivable, net	334.9	333.7
Unbilled revenue	89.8	107.6
Inventories	27.5	26.5
Other current assets	62.6	44.5
Total current assets	604.7	551.4
Property and equipment, net	281.5	272.4
Intangible assets, net	228.1	251.5
Goodwill	1,877.5	1,810.4
Operating lease assets	60.2	—
Other assets	44.5	42.9
Total assets	3,096.5	2,928.6
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$106.9	$99.8
Current portion of long-term debt	10.4	10.4
Deferred revenue	70.8	49.1
Current portion of self-insurance reserves	51.8	37.4
Accrued expenses and other current liabilities	187.1	136.0
Current portion of operating lease liabilities	19.4	—
Total current liabilities	446.4	332.7
Long-term debt, net	1,159.1	1,134.2
Deferred tax liabilities	46.8	64.4
Self-insurance reserves	102.7	87.1
Long-term operating lease liabilities	47.8	—
Other liabilities	26.6	26.4
Total liabilities	1,829.4	1,644.8
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding as of June 30, 2020 and September 30, 2019	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 104,900,000 and 104,700,000 shares issued and outstanding as of June 30, 2020 and September 30, 2019, respectively	1.0	1.0
Treasury stock, at cost; 108,000 and 52,000 shares as of June 30, 2020 and September 30, 2019, respectively	(1.9)	(1.0)
Additional paid-in-capital	1,462.2	1,441.8
Accumulated deficit	(181.8)	(146.3)
Accumulated other comprehensive loss	(12.4)	(11.7)
Total stockholders’ equity	1,267.1	1,283.8
Total liabilities and stockholders’ equity	$3,096.5	$2,928.6

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
(in millions)*
Net service revenues	$608.1	$657.2	$1,737.9	$1,779.9
Cost of services provided	451.7	468.6	1,306.2	1,313.3
Gross profit	156.4	188.6	431.7	466.6
Selling, general and administrative expense	131.8	114.0	389.0	343.5
Amortization expense	13.6	13.9	40.6	42.9
Income from operations	11.0	60.7	2.1	80.2
Other income	1.7	0.4	0.4	0.1
Interest expense	15.4	18.4	49.9	54.4
(Loss) income before income taxes	(2.7)	42.7	(47.4)	25.9
Income tax benefit (expense)	0.3	(11.0)	11.9	(6.6)
Net (loss) income	$(2.4)	$31.7	$(35.5)	$19.3
(Loss) earnings per share:
Basic and diluted	$(0.02)	$0.31	$(0.34)	$0.19

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
(in millions)*
Maintenance Services	$460.0	$492.1	$1,295.1	$1,358.0
Development Services	149.1	166.3	445.5	424.7
Eliminations	(1.0)	(1.2)	(2.7)	(2.8)
Net Service Revenues	$608.1	$657.2	$1,737.9	$1,779.9
Maintenance Services	$84.0	$91.1	$172.9	$204.8
Development Services	21.1	27.0	53.9	55.0
Corporate	(14.1)	(16.2)	(45.2)	(46.7)
Adjusted EBITDA	$91.0	$101.9	$181.6	$213.1
Maintenance Services	$8.0	$24.4	$34.0	$54.4
Development Services	1.6	3.2	9.5	9.9
Corporate	1.2	7.0	2.4	12.9
Capital Expenditures	$10.8	$34.6	$45.9	$77.2

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended June 30,
	2020	2019
(in millions)*
Cash flows from operating activities:
Net (loss) income	$(35.5)	$19.3
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	60.4	61.9
Amortization of intangible assets	40.6	42.9
Amortization of financing costs and original issue discount	2.8	2.8
Deferred taxes	(17.2)	(10.0)
Equity-based compensation	17.9	11.8
Realized loss on hedges	13.1	4.9
Other non-cash activities, net	2.5	(0.6)
Change in operating assets and liabilities:
Accounts receivable	5.6	(26.0)
Unbilled and deferred revenue	39.9	(15.6)
Inventories	(0.5)	(1.2)
Other operating assets	(18.5)	19.6
Accounts payable and other operating liabilities	50.8	(0.6)
Net cash provided by operating activities	161.9	109.2
Cash flows from investing activities:
Purchase of property and equipment	(45.9)	(77.2)
Proceeds from sale of property and equipment	3.8	6.8
Business acquisitions, net of cash acquired	(86.5)	(59.5)
Other investing activities, net	1.0	1.3
Net cash used in investing activities	(127.6)	(128.6)
Cash flows from financing activities:
Repayments of finance lease obligations	(6.3)	(4.1)
Repayments of term loan	(7.8)	(10.4)
Repayments of receivables financing agreement	(50.0)	(105.0)
Repayments of revolving credit facility	(70.0)	(10.0)
Proceeds from receivables financing agreement	80.0	115.0
Proceeds from revolving credit facility	70.0	10.0
Other financing activities, net	0.6	(0.4)
Net cash provided (used) in financing activities	16.5	(4.9)
Net change in cash and cash equivalents	50.8	(24.3)
Cash and cash equivalents, beginning of period	39.1	35.2
Cash and cash equivalents, end of period	$89.9	$10.9

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(in millions)*	2020	2019	2020	2019
Adjusted EBITDA
Net (loss) income	$(2.4)	$31.7	$(35.5)	$19.3
Plus:
Interest expense, net	15.4	18.4	49.9	54.4
Income tax (benefit) expense	(0.3)	11.0	(11.9)	6.6
Depreciation expense	20.9	20.9	60.4	61.9
Amortization expense	13.6	13.9	40.6	42.9
Establish public company financial reporting compliance (a)	—	1.1	0.9	2.8
Business transformation and integration costs (b)	8.2	4.5	25.8	13.3
Offering-related expenses (c)	2.6	0.1	4.1	0.1
Equity-based compensation (d)	4.9	0.3	18.2	11.8
COVID-19 related expenses (e)	4.0	—	5.0	—
Changes in self-insured liability estimates (f)	24.1	—	24.1	—
Adjusted EBITDA	$91.0	$101.9	$181.6	$213.1
Adjusted Net Income
Net (loss) income	$(2.4)	$31.7	$(35.5)	$19.3
Plus:
Amortization expense	13.6	13.9	40.6	42.9
Establish public company financial reporting compliance (a)	—	1.1	0.9	2.8
Business transformation and integration costs (b)	8.2	4.5	25.8	13.3
Offering-related expenses (c)	2.6	0.1	4.1	0.1
Equity-based compensation (d)	4.9	0.3	18.2	11.8
COVID-19 related expenses (e)	4.0	—	5.0	—
Changes in self-insured liability estimates (f)	24.1	—	24.1	—
Income tax adjustment (g)	(11.0)	(4.6)	(26.7)	(17.1)
Adjusted Net Income (h)	$44.0	$47.0	$56.5	$73.1
Free Cash Flow
Cash flows from operating activities	$76.2	$44.5	$161.9	$109.2
Minus:
Capital expenditures	10.8	34.6	45.9	77.2
Plus:
Proceeds from sale of property and equipment	1.1	3.8	3.8	6.8
Free Cash Flow	$66.5	$13.7	$119.8	$38.8

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)

Represents costs incurred to establish public company financial reporting compliance, including costs to comply with the requirements of Sarbanes-Oxley and the accelerated adoption of the revenue recognition standard (ASC 606 – Revenue from Contracts with Customers), and other miscellaneous costs.

(b)

Business transformation and integration costs consist of (i) severance and related costs; (ii) vehicle fleet rebranding costs; (iii) business integration costs and (iv) information technology infrastructure, transformation costs, and other.

	Three Months Ended June 30,		Nine Months Ended June 30,
(in millions)*	2020	2019	2020	2019
Severance and related costs	$2.7	$0.4	$3.3	$2.0
Rebranding of vehicle fleet	—	0.1	—	0.4
Business integration	1.8	3.0	10.6	6.8
IT infrastructure, transformation, and other	3.7	1.0	11.9	4.1
Business transformation and integration costs	$8.2	$4.5	$25.8	$13.3
(c)	Represents expenses incurred for IPO related litigation and subsequent registration statements.
(d)

Represents equity-based compensation expense and related taxes recognized for equity incentive plans outstanding, including $1.9 and $5.8 million of equity based compensation expense related to the IPO in the three and nine months ended June 30, 2020, respectively.

(e)	Represents expenses related to the Company’s response to the COVID-19 pandemic, principally related to temporary and incremental cleaning and supply purchases, salary and related expenses, and other.
(f)

Represents expenses related to changes in estimates and actuarial assumptions associated with the Company’s self-insured liability amounts for workers’ compensation, general liability, auto liability, and employee health care insurance programs, to reflect uncertainties associated with the current environment, including the COVID-19 pandemic.

(g)

Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items, which collectively result in a reduction of income tax. The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances.

	Three Months Ended June 30,		Nine Months Ended June 30,
(in millions)*	2020	2019	2020	2019
Tax impact of pre-tax income adjustments	$5.3	$4.6	$20.8	$16.3
Discrete tax items	5.7	—	5.9	0.8
Income tax adjustment	$11.0	$4.6	$26.7	$17.1

(h)	Adjusted EPS is defined as Adjusted Net Income divided by the weighted average number of common shares outstanding for the period used in the calculation of basic EPS.

Total Financial Debt and Total Financial Net Debt
(in millions)*	June 30, 2020	September 30, 2019	June 30, 2019
Long-term debt, net	$1,159.1	$1,134.2	$1,145.8
Plus:
Current portion of long-term debt	10.4	10.4	10.4
Financing costs, net	14.7	17.1	18.0
Present value of net minimum payment - finance/capital lease obligations	17.3	8.5	7.3
Total Financial Debt	1,201.5	1,170.2	1,181.5
Less: Cash and cash equivalents	(89.9)	(39.1)	(10.9)
Total Net Financial Debt	$1,111.6	$1,131.1	$1,170.6
Total Net Financial Debt to Adjusted EBITDA ratio	4.1x	3.7x	3.9x

(*) Amounts may not total due to rounding.